Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MULTICELL TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF AUGUST, A.D. 2012, AT 6:27 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

0750330 8100

120984945

AUTHENTICATION: 9816564

DATE: 08-30-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:03 PM 08/29/2012
FILED 06:27 PM 08/29/2012
SRV 120984945 - 0750330 FILE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
MULTICELL TECHNOLOGIES, INC.

MULTICELL TECHNOLOGIES, INC. (the "***Corporation***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is MultiCell Technologies, Inc.

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was April 28, 1970. The corporation was initially incorporated under the name Exten Ventures, Inc.

THIRD: This Certificate of Amendment amends certain provisions of the Certificate and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on August 29, 2012 at 5:00 p.m. EDT.

FOURTH: Article Fourth of the Certificate shall be amended to read in its entirety as follows:

"The total number of shares of stock which this Corporation shall have authority to issue is 3,001,000,000 shares, of which 3,000,000,000 shares are Common Stock of $0.01 par value per share, and 1,000,000 shares are Preferred Stock of $0.01 par value per share. The aggregate par value of all such shares having value is $30,010,000.00.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

IN WITNESS WHEREOF, MultiCell Technologies, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of August 29, 2012.

MULTICELL TECHNOLOGIES, INC.

By: [signature]
W. Gerald Newmin
Chief Executive Officer